EXHIBIT 23-A
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-116206,
333-90952 and 333-11145 on Form S-3 and 333-25261, 333-73041, 333-136841 and 333-73075 on Form S-8 of our report dated February 20, 2008 relating to the consolidated financial statements of Otter Tail Corporation and its subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the December 31, 2006, adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans) appearing in the 2007 Annual Report to Shareholders of the Company and incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
February 28, 2008